Exhibit 10.8

Exhibit I

FIRST AMENDMENT
TO
THE SCOTTS COMPANY LLC EXECUTIVE RETIREMENT PLAN
(Amended and Restated as of January 1, 2011)
WHEREAS, The Scotts Company LLC (the “Company”) sponsors The Scotts Company LLC Executive Retirement Plan (the “Plan”); and
WHEREAS, Section XI of the Plan provides that the Plan may be amended by Compensation and Organization Committee of the Board of Directors, or its delegate, and
WHEREAS, the Company wants to amend the Plan to clarify certain provisions pertaining to emergency distributions;
NOW, THEREFORE, the Plan is amended effective January 1, 2011, in the following manner:
Plan section V, “Method of Distribution of Deferred Compensation,” is amended by replacing, in subsection (E), the subsection description and first sentence thereunder with the following:
Unforeseeable Emergency Distributions. The Benefits Administrative Committee, in its sole discretion, may elect to distribute all or a portion of the Participant’s Account in the event such Participant requests a distribution due to an Unforeseeable Emergency, as described under Treasury Regulation Section 1.409A-3(i)(3).

THE SCOTTS COMPANY LLC
Certificate
I, Denise S. Stump, the Executive Vice President, Global Human Resources of The Scotts Company LLC hereby certify that the First Amendment, attached hereto as Exhibit I, to The Scotts Company LLC Executive Retirement Plan, as Amended and Restated as of January 1, 2011, was implemented by me this day and made effective as of the date set forth therein.
This action is taken by me on behalf of The Scotts Company LLC, pursuant to delegations to me by the Compensation and Organization Committee of the Board of Directors of The Scotts Miracle-Gro Company on August 8, 2007, which delegation remains in full force and effect, as of the date of this Certificate.
THE SCOTTS COMPANY LLC
/s/ Denise S. Stump
Denise S. Stump
Executive Vice President, Global Human Resources
Dated: June _21__, 2011